Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made in duplicate originals and effective this 6th day of July, 2004, is between SUMMIT FINANCIAL GROUP, INC. (“Summit”), CAPITAL STATE BANK, INC., a West Virginia corporation (the “Company”), and C. DAVID ROBERTSON (“Employee”).

WHEREAS, the Company offers the terms and conditions of employment hereinafter set forth and the Employee has indicated his willingness to accept such terms and conditions in consideration of his employment with the Company;

WHEREAS, Employee and Company executed an Employment Agreement, effective February 5, 1999 (the “Employment Agreement”);

WHEREAS, Employee and the Company amended the Employment Agreement to provide for the waiver of merit raises by Employee in exchange for the establishment of supplement executive retirement plan by the Company on behalf of Employee on December 12, 2000 (the “First Amendment to Employment Agreement”); and

WHEREAS, Employee and the Company desire to amend the Employment Agreement to provide for the changes set forth in the First Amendment to Employment Agreement and to provide for (i) renewal of the original term of the Employment Agreement for an additional five (5) years commencing on July 1, 2004, and (ii) a reduction in the Employment Agreement’s noncompetition and nonsolicitation clauses from five (5) years to three (3) years.

NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Amended and Restated Agreement, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company as President and Chief Executive Officer of the Company and member of the Board of Directors of the Company upon the terms and conditions set forth herein effective July 1, 2004, or such earlier date as the parties may mutually agree.

2. Term. The term of this Amended and Restated Agreement shall be for five (5) years, unless one of the parties terminates this Amended and Restated Agreement as provided herein. Upon termination of the original term of the Agreement, the Board of Directors of the Company shall review the Agreement at least annually, and may, with the consent of the Employee, extend this term of employment for additional one (1) year term(s), in which case such term shall end one (1) year from the date on which it is last renewed.

3. Duties. Employee shall perform and have all of the duties and responsibilities that may be assigned to him from time to time by the Board of Directors of the Company. Employee shall devote his best efforts on a full-time basis to the performance of such duties.

4. Compensation and Benefits. During the term of employment, the Company agrees to pay Employee a base salary and to provide benefits as set forth in Exhibit A, which is attached hereto and incorporated herein by reference.

5. Termination by the Company or Employee. The employment of Employee with the Company may be terminated by any one of the following means, in which case Employee shall be entitled to such compensation as is described below:

A.	Mutual Agreement. The Employee’s employment may be terminated by mutual agreement of the parties upon such terms and conditions as they may agree.

B.	For Cause.

(1)
The Employee’s employment may be terminated by the Company for cause consisting of one or more of the reasons specified in Paragraph 5(B)(2)(a) - (e) below; provided, however, that if the cause of termination is for a reason specified in Paragraph 5(B)(2)(a) below, and if in the reasonable judgment of the Board of Directors of the Company the damage incurred by the Company as a result of Employee’s conduct constituting cause is damage of a type that is capable of being substantially reversed and corrected, the Company shall give Employee thirty (30) days advance notice of the Company’s intention to terminate his employment for cause and a reasonable opportunity to cure the cause of the possible termination to the satisfaction of the Company.

(2)	For purposes of this Amended and Restated Agreement, the term “cause” shall be defined as follows:

(a)
Employee’s negligence, malfeasance or misfeasance in the performance of Employee’s duties that can reasonably be expected to have an adverse impact upon the business and affairs of the Company, including but not limited to (i) failure of Employee to ensure the overall quality of the Company’s loan portfolio is maintained at a level which is satisfactory to the Board of Directors of the Company, and (ii) failure of the Employee to ensure that the Company’s loan loss experience remains at a level which is satisfactory to the Company’s Board of Directors;

(b)	Employee’s commission of any act constituting theft, intentional wrongdoing or fraud;

(c)	The conviction of the Employee of a felony criminal offense in either state or federal court;

(d)	Any single act by Employee constituting gross negligence or which causes material harm to the reputation, financial condition or property of the Company; or

(e)
The death of Employee during the term of this Amended and Restated Agreement, in which event the Company shall pay to the estate of the Employee any compensation for services rendered but unpaid prior to the Employee’s date of death.

(3)
The Board of Directors of the Company shall determine, in its sole discretion, whether any acts and/or omissions on the part of Employee constitute “cause” as defined above. Notwithstanding the foregoing, Employee shall be entitled to arbitrate a finding of the Board of Directors of “cause” in accordance with Paragraph 9 hereof.

(4)
In the event that Company terminates Employee’s employment for cause as defined above, Employee shall be entitled to be paid his regular salary and benefits up to the effective date of the termination, but not any additional compensation.

C.
Not for Cause. Employee’s employment may be terminated by the Company for any reason so long as Employee is given thirty (30) days advance written notice (or payment in lieu thereof). In the event of a termination pursuant to this subparagraph, Employee shall be entitled to payment from the Company equivalent to the base salary compensation set forth in this Amended and Restated Agreement for the remaining term of the Agreement or severance pay equal to six (6) months of base salary payments, whichever is greater.

D.	Change in Control. Exhibit B hereto sets forth the rights and responsibilities of the parties in the event of a change in control, as defined therein, and is incorporated herein by reference.

6. Noncompetition and Nonsolicitation. In consideration of the covenants set forth herein, including but not limited to the severance pay set forth in Paragraph 5(E) and Exhibit A, Employee agrees as follows:

A.
For a period of three (3) years after Employee’s employment with the Company is terminated by Employee for any reason other than Employee’s disability or Good Reason (as that term is defined in Exhibit B hereto), Employee shall not, directly or indirectly, engage in the business of banking in the City of Charleston or the Counties of Kanawha and Greenbrier, West Virginia, or in any other county in which the Company has operating offices at the time of the termination. For purposes of this Paragraph 6(A), being engaged in the business of banking shall mean Employee’s presence or work in a bank office in the specified geographic area or Employee’s solicitation of business from clients with a primary or principle office in the specified geographic area.

B.
During Employee’s employment by the Company and for three (3) years after Employee’s employment with the Company is terminated by Employee for any reason other than Employee’s disability, Employee shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of the Company or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an employee with any business which is in competition with any business or activity engaged in by the Company or its affiliates.

C.
Employee further recognizes and acknowledges that in the event of the termination of Employee’s employment with the Company for any reason other than Employee’s disability, (1) a breach of the obligations and conditions set forth herein will irreparably harm and damage the Company; (2) an award of money damages may not be adequate to remedy such harm; and (3) considering Employee’s relevant background, education and experience, Employee believes that he will be able to earn a livelihood without violating the foregoing restrictions. Consequently, Employee agrees that, in the event that Employee breaches any of the covenants set forth in this Paragraph 6, the Company and/or its affiliates shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and to recover money damages, insofar as they can be determined, including, without limitation, all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Paragraph 6. Such relief may be sought notwithstanding the arbitration provision set forth in Paragraph 10 below.

7. Definition of Disability. For purposes of the Agreement, the term “disability” shall mean a physical or mental condition rendering Employee substantially and permanently unable to perform the duties of an officer and director of a banking organization.

8. Notices. Any notice required or permitted to be given under this Amended and Restated Agreement shall be sufficient if in writing and sent by registered or certified mail listed herein; in the case of Employee, to the following address: 206 Georgetown Place, Charleston, West Virginia 25314; in the case of Summit and the Company, addressed to H. Charles Maddy, III, in care of Summit Financial Group, Inc., 300 North Main Street, Moorefield, WV 26836. Any notice sent pursuant to this paragraph shall be effective when deposited in the mail.

9. Confidential Information. Employee shall not, during the term of this Amended and Restated Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information concerning the assets, business or affairs of the Company, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure.

10. Arbitration. Any dispute between the parties arising out of or with respect to this Amended and Restated Agreement or any of its provisions or Employee’s employment with the Company shall be resolved by the sole and exclusive remedy of binding arbitration. Arbitration shall be conducted in Charleston, West Virginia in accordance with the rules of the American Arbitration Association (“AAA”). The parties agree to select one arbitrator from an AAA employment panel. The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator. The arbitrator shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision. The arbitration decision shall be final and subject to enforcement in the local circuit court.

11. Entire Agreement. This Amended and Restated Agreement constitutes the entire Agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and may not be changed or amended except by an instrument in writing to be executed by each of the parties hereto.

12. Severability. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Amended and Restated Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

13. Headings. The headings contained in this Amended and Restated Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Amended and Restated Agreement.

14. Governing Law. The laws of the State of West Virginia shall govern the interpretation and enforcement of this Amended and Restated Agreement.

15. Amendments. Any amendments to the Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Amended and Restated Agreement under Paragraph 2 above, may be evidenced by minutes of a meeting of the Board of Directors.

16. Wavier of Breach. No requirement of this Amended and Restated Agreement may be waived except by a written document signed by the party adversely affected. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision.

17. Counterparts. This Amended and Restated Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

IN WITNESS WHEREOF, the Company and Summit have each caused this Amended and Restated Agreement to be executed in its corporate name by its corporate officer thereunto duly authorized, and Employee has hereunto set his hand and seal, as of the day and year first above written:

                        SUMMIT FINANCIAL GROUP, INC.

                        By: /s/ H. Charles Maddy, III
                        Its: President_____________

                        CAPITAL STATE BANK, INC.

                         By: /s/ H. Charles Maddy, III __
                         Its: Director___________________

                         /s/ C. David Robertson_______
                   C. David Robertson

Exhibit A
Compensation and Benefits

A.
Base Salary. Employee’s base salary shall be $142,700. Upon consummation of the proposed consolidation of Capital State Bank, Inc. and Summit Community Bank, Inc., Employee’s base salary shall be increased to $170,000. Thereafter, Employee’s base salary shall be as mutually agreed upon by Employee and Company. Employee shall be considered for salary increases on the basis of cost of living increases and increases in responsibility. In consideration of Employee’s waiver of future merit raises, Summit has established a Supplemental Executive Benefit Plan for the benefit of Employee.

B.	Bonus. In addition to the base salary provided for herein, Employee shall be eligible for incentive bonuses subject to goals and criteria to be determined by the Board of Directors of the Company.

C.	Other Compensation. The Company shall provide the following other compensation to Employee, up to a maximum of $13,000 per year:

(1)	An amount equal to Employee’s monthly country club dues.

(2)	An amount equal to the premiums on the life insurance policy held by Employee as of the effective date of this Amended and Restated Agreement.

Employee shall be subject to taxation on such other compensation as required by the Internal Revenue Code.

D.	Vacation. Employee shall be entitled to all paid vacation and holidays and other paid leave as provided by the Company to other employees.

E.
Fringe Benefits. The Company shall afford to Employee the benefit of retirement plans afforded to all other Company officers, subject to the terms and conditions thereof. In the event that Employee’s health insurance coverage is discontinued or becomes unavailable to him for some reason outside the control of Employee, Employee shall be afforded the opportunity to enroll in the Company’s health insurance plan; provided, however, that the Company may adjust the Other Compensation set forth above in Paragraph C in an amount equivalent to the cost of Employee’s participation in the Company’s health insurance plan.

F.
Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in carrying out his duties and responsibilities, including but not limited to reimbursing civic club organization dues and reasonable expenses for customer entertainment.

G.
Automobile. The Company shall provide Employee with the use of an automobile for the employee’s business and personal use. The Company shall be responsible for expenses associated with the vehicle including but not limited to taxes, gasoline, licenses, maintenance, repair, insurance and reasonable cellular phone charges. Employee shall be subject to tax for his personal use of the vehicle in accordance with the Internal Revenue Code and any applicable state law. Upon approval of the Company, appropriate replacement vehicles may be provided in the future.

H.	Director’s Fees. The Company shall pay Employee the same director’s fees as are provided to other inside officer members of the Board of Directors.

Exhibit B
Change in Control Agreement

A.	Definitions. For purposes of this Exhibit B, the following definitions shall apply:

(1) “Change of Control” means

(a)
a change of ownership of the Company that would have to be reported to the Securities and Exchange Commission as a Change of Control, including but not limited to the acquisition by any “person” and/or entity as defined by securities regulations and law, of direct or indirect “beneficial ownership” as defined, of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)
the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period; or

(c)	the consummation of a “Business Combination” as defined in the company’s Articles of Incorporation.

(2)	“Company” shall mean Summit Financial Group, Inc.

(3)
“Salary” means the greater of the initial base salary or the average of Employee’s full earnings reported on IRS Form W-2 for the two full year periods immediately prior to the date of the consummation of the Change of Control or for the two full year periods immediately preceding the Date of Termination, whichever is greater.

(4)	For purposes of this Exhibit B, “Good Cause” has the same meaning as the term “cause” set forth in Paragraph 5(B)(2) of the foregoing Employment Agreement.

(5)	“Disability” means a physical or mental condition rendering Employee substantially unable to perform the duties of an officer and director of a banking organization.

(6)	“Retirement” means termination of employment by Employee in accordance with Company’s (or its successor’s) retirement plan, including early retirement as approved by the Board of Directors.

(7)	“Good Reason” means

(a)	A Change of Control in the Company (as defined above) and:
(i)	a decrease in Employee’s Salary below its level in effect immediately prior to the date of consummation of the Change of Control, without Employee’s prior written consent; or
(ii)
a material reduction in the importance of Employee’s job responsibilities or assignment of job responsibilities inconsistent with employee’s responsibility prior to the Change in Control without Employee’s prior written consent; or

(iii)
a geographical relocation of Employee to an office more than 20 miles from Employee’s location at the time of the Change of Control or the imposition of travel requirements inconsistent with those existing prior to the Change in Control without Employee’s prior written consent; or

(b)	Failure of the Company to obtain assumption of this Change in Control Agreement by its successor as required by Paragraph E(1) below; or

(c)
Any removal of Employee from, or failure to re-elect Employee to any of Employee’s position with Company immediately prior to a Change in Control (except in connection with the termination of Employee’s employment for Good Cause, death, Disability or Retirement) without Employee’s prior consent.

(8)
“Wrongful Termination” means termination of Employee’s employment by the Company or its affiliates for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee prior to the expiration of eighteen (18) months after consummation of the Change of Control.

B.
Compensation of Employee Upon Termination for Good Reason or Wrongful Termination within Eighteen (18) Months of a Change in Control. Except as hereinafter provided, if Employee terminates his employment with the Company for Good Reason or the Company terminates Employee’s employment in a manner constituting Wrongful Termination, the Company agrees as follows:

(1)
The Company shall pay Employee a cash payment equal to Employee’s Salary, on a monthly basis, multiplied by the number of months between the Date of Termination and the date that is eighteen (18) months after the date of consummation of the Change of Control.

(2)
For the year in which termination occurs, Employee will be entitled to receive his reasonable share of the Company’s cash bonuses, if any, allocated in accordance with existing principles and authorized by the Board of Directors. The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full year.

(3)
Employee will continue to participate, without discrimination, for the number of months between the Date of Termination and the date that is eighteen (18) months after the date of the consummation of the Change of Control in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for employees, in general, of the Company, or any successor organization, provided Employee’s continued participation is possible under the general terms and conditions of such plans. In the event Employee’s participation in any such plan is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled had his participation not been barred. However, in no event will Employee receive from the Company the employee benefits contemplated by this subparagraph if Employee receives comparable benefits from any other source.

(4)	Paragraph 6 (Noncompetition and Nonsolicitation) of the foregoing Agreement shall not apply.

C.
Other Employment. Employee shall not be required to mitigate the amount of any payment provided for in this Change in Control Agreement by seeking other employment. The amount of any payment provided for in this Change in Control Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph B(3) above) as the result of employment by another employer after the Date of Termination.

D.
Rights of Company Prior to the Change of Control. This Change in Control Agreement shall not effect the right of the Company or Employee to terminate the foregoing Agreement or the employment of Employee in accordance thereof; provided, however, that any termination or reduction in salary or benefits that takes place after discussions have commenced that result in a Change in Control shall be presumed (without clear and convincing evidence to the contrary) to be a violation of this Change in Control Agreement entitling Employee to the benefits hereof, so that any termination by Company shall be deemed to be a wrongful termination, and all references in this Change in Control Agreement to Salary shall be deemed to mean the Salary, as defined herein, based on the earnings Employee would have had prior to any reduction thereof.

E.	Successors; Binding Agreement.

(1)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Change in Control Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the this Change in Control Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason hereunder.

(2)
This Change in Control Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended and Restated Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.